                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [_]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Einstein/Noah Bagel Corp.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

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Notes:

               [LOGO OF EINSTEIN/NOAH BAGEL CORP. APPEARS HERE]

     14103 DENVER WEST PARKWAY, P.O. BOX 4086, GOLDEN, COLORADO 80401-4086

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1998

  You are cordially invited to attend the annual meeting of stockholders of Einstein/Noah Bagel Corp. (the "Company") which will be held at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado, on Thursday, May 21, 1998, at 10:00 a.m., Mountain Time, for the following purposes:

    1. To elect directors.

    2. To transact such other business as may properly come before the meeting.

  Only stockholders of record at the close of business on March 27, 1998 are entitled to vote at the meeting. A list of such stockholders will be available for examination by any stockholder for any purpose germane to the meeting, during normal business hours, at the offices of the Company, Golden, Colorado, for a period of 10 days prior to the meeting.

  It is important that your shares be represented at the meeting regardless of the size of your holdings. Whether or not you intend to be present at the meeting in person, we urge you to mark, date and sign the enclosed proxy and return it in the envelope provided for that purpose, which does not require postage if mailed in the United States.

                              [SIGNATURE OF AMY S. POWERS APPEARS HERE]

                                          Amy S. Powers
                                          Secretary

Golden, Colorado
May 5, 1998

               YOU ARE URGED TO MARK, DATE AND SIGN THE ENCLOSED
                  PROXY AND RETURN IT PROMPTLY. THE PROXY IS
                    REVOCABLE AT ANY TIME PRIOR TO ITS USE.

                           EINSTEIN/NOAH BAGEL CORP.

                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                 MAY 21, 1998

  This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of Einstein/Noah Bagel Corp. (the "Company") of proxies for use at the annual meeting of stockholders of the Company to be held at the Denver Marriott West, 1717 Denver West Boulevard, Golden, Colorado, on Thursday, May 21, 1998, at 10:00 a.m., Mountain Time, and at any postponements or adjournments thereof. Proxies properly executed and returned in a timely manner will be voted at the meeting in accordance with the directions noted thereon. If no direction is indicated, they will be voted for the election of the nominees named herein as directors and, on other matters presented for a vote, in accordance with the judgment of the persons acting under the proxies. Any stockholder giving a proxy has the power to revoke it at any time before it is voted, either in person at the meeting, by written notice to the Secretary of the Company, or by delivery of a later-dated proxy.

  Nominees for director receiving the affirmative vote of the holders of a plurality of the shares of the Company's Common Stock, par value $0.01 per share, present in person or represented by proxy and entitled to vote at the meeting will be elected as directors. In general, approval of any other matter submitted to the stockholders for their consideration requires, in each case, the affirmative vote of the holders of a majority of the shares of the Common Stock present in person or by proxy and entitled to vote at the meeting. An automated system administered by the Company's transfer agent, representatives from whom will serve as inspectors of election, will be used to tabulate the votes. Abstentions, directions to withhold authority, and broker non-votes are counted as shares present and entitled to vote in the determination of whether the shares of Common Stock represented at the meeting constitute a quorum. Pursuant to the Company's bylaws, abstentions are not counted in tabulations of the votes cast on proposals presented to stockholders. Broker non-votes are deemed not entitled to vote on proposals for which brokers do not have discretionary authority and, therefore, have no effect with respect to such proposals.

  The Company's principal executive offices are located at 14103 Denver West Parkway, P.O. Box 4086, Golden, Colorado 80401-4086 (telephone 303/215-9300). It is expected that proxy materials will be mailed to stockholders beginning on or about May 5, 1998.

                     SHARES OUTSTANDING AND VOTING RIGHTS

  Only stockholders of record at the close of business on March 27, 1998 are entitled to vote at the annual meeting of stockholders. The Common Stock is the only voting stock of the Company outstanding, of which 33,333,681 shares were outstanding as of the close of business on March 27, 1998. Each share of Common Stock is entitled to one vote.

                             ELECTION OF DIRECTORS

  Six directors are to be elected at the meeting. The persons named below have been designated by the Board of Directors as nominees for election as directors for a term expiring at the annual meeting of stockholders in 1999. All of the nominees are serving as directors of the Company as of the date of this Proxy Statement.

  The six nominees for director receiving the highest number of votes cast at the meeting will be elected. Unless otherwise instructed, properly executed proxies that are returned in a timely manner will be voted for election of the Board's six nominees. If, however, any of such nominees should be unable or should fail to act as a nominee, the proxies will be voted for such other person as will be determined by the holders of the proxies in their discretion, or the Board of Directors may make an appropriate reduction in the number of directors to be elected.

  Robert M. Hartnett, age 46, became Chief Executive Officer and a director of the Company in February 1998 and became President and Chairman of the Board of the Company in May 1998. Mr. Hartnett has also served as Vice President-Eastern Zone of the general partner of Einstein/Noah Bagel Partners, L.P., a majority owned subsidiary of the Company ("Bagel Partners"), since December 1997. From March 1996 to February 1998, Mr. Hartnett served as President and Chief Executive Officer of one of the Company's former area developers. From August 1992 until March 1996, Mr. Hartnett was Chief Executive Officer of R&A Foods, L.L.C., an area developer of Boston Chicken, Inc. ("Boston Chicken").

  J. Michael Jenkins, age 51, became a director of the Company in May 1998. Also in May 1998, Mr. Jenkins became Chairman, Chief Executive Officer and President of Boston Chicken. From August 1996 until May 1998, Mr. Jenkins was Chief Executive Officer of Vicorp Restaurants, Inc. ("Vicorp") and from August 1994 until August 1996, served as Co-Chief Executive Officer and President of Vicorp. Mr. Jenkins also served as a director of Vicorp from August 1994 until May 1998. From February 1992 until August 1994, Mr. Jenkins was Chairman of the Board and Chief Executive Officer of El Chico Restaurants, Inc.

  M. Laird Koldyke, age 36, became a director of the Company in March 1995. Mr. Koldyke has served as a general partner of the Frontenac Company, a venture capital company, in Chicago, Illinois since 1989.

  Gail A. Lozoff, age 47, became Chief Marketing Officer of the Company in March 1998 and served as Chief Concept Officer of the Company from October 1997 until March 1998. Ms. Lozoff has been a director of the Company since April 1995. From September 1996 until October 1997, Ms. Lozoff served as a Vice President of the Company and from April 1995 until September 1996, she served as Vice President-Design and Merchandising of the Company. Prior thereto, Ms. Lozoff was President and Chief Executive Officer of Bagel & Bagel, Inc. from May 1992 until its acquisition by the Company in March 1995.

  John H. Muehlstein, Jr., age 43, became a director of the Company in March 1995. Since 1986, he has been a partner at the Chicago law firm of Pedersen & Houpt.

  David G. Stanchak, age 39, became a director of the Company in March 1995 and from such date until April 1998 he also served as Chief Development Officer of the Company. From June 1992 until March 1995, he served as a Senior Vice President of Boston Chicken, and from August 1989 until June 1992, Mr. Stanchak was the National Director of Real Estate and Real Estate Legal Counsel for Blockbuster Entertainment Corporation.

  THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF EACH OF THE FOREGOING NOMINEES FOR DIRECTOR.

         PRINCIPAL STOCKHOLDERS AND SECURITIES OWNERSHIP OF MANAGEMENT

  The following table sets forth certain information regarding the beneficial ownership of Common Stock as of March 27, 1998 by: (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each director and nominee for director; (iii) each executive officer named in the Summary Compensation Table below; and (iv) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, as amended ("Exchange Act"). Unless otherwise indicated, ownership includes sole voting and investment power.

                                                          SHARES BENEFICIALLY
                                                                 OWNED
                                                          ---------------------
                             NAME                          NUMBER(1)   PERCENT
                             ----                         ------------ --------
      Boston Chicken, Inc. (2)...........................   18,770,751    53.9%
      Robert M. Hartnett.................................       77,500       *
      W. Eric Carlborg...................................       38,142       *
      David G. Stanchak (3)..............................       86,778       *
      Paul A. Strasen (4)................................       48,120       *
      J. Michael Jenkins (5).............................            0       *
      M. Laird Koldyke (6)...............................      495,610     1.5%
      Gail A. Lozoff (7).................................      526,524     1.6%
      John H. Muehlstein, Jr.............................       23,759       *
      Lloyd D. Ruth (8)..................................       57,943       *
      Scott A. Beck (9)..................................      131,652       *
      Jeffrey L. Butler (10).............................      533,117     1.6%
      Mark R. Goldston (11)..............................      413,640     1.2%
      Loomis, Sayles & Company, L.P (12).................    1,930,144     5.5%
      All directors and executive officers as a group
       (excluding Messrs. Butler and Goldston) (10
       persons) (13).....................................    1,493,830     4.5%

--------
  *Less than 1%.
 (1) Includes shares of Common Stock subject to options granted by the Company which were exercisable within 60 days of March 27, 1998 as follows: Mr. Hartnett--67,500; Mr. Butler--28,863; Mr. Carlborg--10,283; Mr.
     Stanchak--30,341; Mr. Strasen--36,868; Mr. Koldyke--7,002; Ms. Lozoff-- 20,331; Mr. Muehlstein--7,002; Mr. Ruth--7,002; Mr. Goldston--36,709; and
     all executive officers and directors as a group (including such individuals, except Messrs. Butler and Goldston)--192,579. Also includes the following shares of Common Stock subject to warrants that the following individuals and all executive officers and directors as a group have received as a result of their ownership interest in Bagel Store Development Funding, L.L.C.; Mr. Carlborg--2,869; Mr. Stanchak--9,563; Mr. Beck--55,432; Mr. Muehlstein--2,391; Mr. Ruth--1,913; and all executive officers and directors as a group--72,168.

 (2) Includes 599,086 shares of Common Stock on which Boston Chicken and its subsidiaries have granted options to purchase to certain individuals (including Mr. Goldston), of which options to purchase 397,875 shares of Common Stock are exercisable within 60 days of March 27, 1998. Includes 1,467,949 shares subject to options granted by the Company which are exercisable within 60 days of March 27, 1998. The address of Boston Chicken is 14123 Denver West Parkway, Golden, Colorado 80401-4086. See "Relationship with Boston Chicken."

 (3) Mr. Stanchak resigned as Chief Development Officer of the Company in April 1998. See "Certain Transactions--Employment, Consulting and Termination Agreements."

 (4) Includes 3,653 shares held by a trust, of which Mr. Strasen is a trustee and beneficiary, and 5,099 shares held by a limited liability company controlled by Mr. Strasen and his spouse.

 (5) Excludes the aggregate number of shares of Common Stock shown above as owned by Boston Chicken that may be deemed to be beneficially owned by Mr. Jenkins because he may be deemed to be an affiliate of

     Boston Chicken. Mr. Jenkins disclaims any beneficial ownership of such shares.

 (6) Includes 488,608 shares of Common Stock held by a limited partnership, the general partner of which is a partnership of which Mr. Koldyke is a general partner.

 (7) Includes 489,475 shares of Common Stock held by a corporation, of which Ms. Lozoff's spouse is the sole stockholder.

 (8) Includes 48,405 shares of Common Stock held by two limited partnerships, the general partner of each of which Mr. Ruth is a general partner. Mr. Ruth is not standing for re-election to the Board of Directors.

 (9) Includes 17,948 shares held by a limited partnership, of which Mr. Beck is the general partner. Mr. Beck resigned as Chairman of the Board of the Company in May 1998 and is not standing for re-election to the Board of Directors.

(10) Mr. Butler resigned as President and a director of the Company in May 1998. See "Certain Transactions-- Employment, Consulting and Termination Agreements."

(11) Includes 344,673 shares of Common Stock subject to options from Boston Chicken which are currently exercisable. Mr. Goldston resigned as President of the Company in September 1997 and resigned as Chief Executive Officer and a director of the Company in December 1997. See "Certain Transactions-- Employment, Consulting and Termination Agreements."

(12) In February 1998, the Company received a copy of a statement on Schedule 13G filed pursuant to Rule 13d-1 under the Exchange Act by Loomis, Sayles & Company, L.P. ("Loomis, Sayles"). The statement indicated that Loomis, Sayles is an investment adviser registered under Section 203 of the Investment Advisers Act of 1940. The address for Loomis, Sayles is One Financial Center, Boston, Massachusetts 02111. The statement also indicated that the shares of Common Stock shown in the table above are issuable upon conversion of $41,015,560 principal amount of the Company's 7 1/4% convertible subordinated debentures due 2004.

(13) Includes 650 shares held by the spouse of an executive officer as to which the executive officer disclaims beneficial ownership.

SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

  Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who beneficially own more than 10% of the Common Stock, to file reports of ownership with the Securities and Exchange Commission. These persons also are required to furnish the Company with copies of all Section 16(a) forms they file. Based solely on a review of copies of such forms, the Company believes that Jeffrey L. Butler, the former President and a director of the Company, failed to timely file a Form 4 reporting the acquisition of 1,567 shares of Common Stock pursuant to a distribution from a limited partnership to its members, including Mr. Butler. The Company believes that all other executive officers, directors and greater than 10% stockholders of the Company complied with applicable Section 16(a) filing requirements.

OWNERSHIP OF BOSTON CHICKEN COMMON STOCK

  The following table sets forth certain information regarding the beneficial ownership of Boston Chicken common stock as of March 27, 1998 by (i) each director and nominee for director; (ii) each executive officer named in the Summary Compensation Table below; and (iii) all directors and executive officers as a group. The beneficial ownership reflected in the following table is calculated in accordance with Rule 13d-3 under the Exchange Act. Unless otherwise indicated, ownership includes sole voting and investment power.

                                                         SHARES BENEFICIALLY
                                                                OWNED
                                                         -----------------------
                             NAME                          NUMBER     PERCENT
                             ----                        ------------ ----------
      Robert M. Hartnett................................            0        *
      W. Eric Carlborg (1)..............................            0        *
      David G. Stanchak (1).............................      135,688        *
      Paul A. Strasen...................................          296        *
      J. Michael Jenkins................................            0        *
      M. Laird Koldyke..................................            0        *
      Gail A. Lozoff (2)................................       80,550        *
      John H. Muehlstein, Jr. (3).......................        5,000        *
      Lloyd D. Ruth.....................................            0        *
      Scott A. Beck (4).................................    4,855,168      6.7%
      Jeffrey L. Butler.................................      567,288        *
      Mark R. Goldston..................................            0        *
      All directors and executive officers as a group
       (excluding Messrs. Butler and Goldston) (10
       persons).........................................    5,076,702      7.1%

--------
*Less than 1%.

(1) Excludes 39,644 and 28,135 shares of common stock subject to options granted to Messrs. Carlborg and Stanchak, respectively, which options continue to vest pursuant to agreements with Boston Chicken. No such options were exercisable within 60 days of March 27, 1998.

(2) Represents shares owned jointly by Ms. Lozoff and her spouse.

(3) Represents shares owned jointly by Mr. Muehlstein and his spouse.

(4) Excludes (a) 1,360,000 shares of common stock gifted by Mr. Beck to charitable foundations and other charitable organizations during 1997 and
    (b) 3,327,874 shares of common stock distributed to persons other than Mr. Beck upon liquidation of (i) a trust, the trustee of which was a corporation controlled by Mr. Beck, (ii) certain partnerships, of which the general partner was the same corporation referenced in clause (i) above, and (iii) the corporation referenced in clause (i) above. Includes
    (a) 24,719 shares of common stock issuable upon conversion of $660,000 aggregate principal amount of Boston Chicken's 7 3/4% convertible subordinated debentures due 2004, (b) 2,664,343 shares held by limited liability companies controlled by Mr. Beck, (c) 577,500 shares subject to options which were exercisable within 60 days of March 27, 1998, and (d) 10,610 shares owned by Mr. Beck's spouse, as to which he disclaims beneficial ownership. In addition, the amount included in the table does not reflect the sale of 2,031,880 shares of common stock by a third-party lender to which a limited liability company controlled by Mr. Beck had pledged such shares as security under a loan, the proceeds of which sale were utilized to satisfy the limited liability company's obligations under the loan.

               MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

  The four standing committees of the Board of Directors of the Company in 1997 were the Audit Committee, the Compensation Committee, the Reporting Person Stock Option Committee and the Stock Option Committee, the functions and membership of which are described below. Mr. Ruth, who is a member of each of the standing committees of the Board of Directors, and Mr. Beck, who is a member of two such committees, are not standing for re-election to the Board of Directors. The Board of Directors does not have a standing nominating committee. The Board of Directors held an aggregate of 11 regular and special meetings in 1997 and also acted by unanimous written consent four times.

  Audit Committee. In 1997, the Audit Committee consisted of two non-employee directors: Messrs. Koldyke and Ruth. The Audit Committee met two times during fiscal 1997. The Audit Committee's functions include making recommendations to the Board of Directors on the selection of the Company's auditors, reviewing the arrangements for, and scope of, the independent auditors' examination, meeting with the independent auditors, the Board of Directors and certain officers of the Company to review the adequacy of internal controls and reporting, and performing any other duties or functions deemed appropriate by the Board of Directors. Following the Annual Meeting, the Board of Directors intends to appoint another independent director to the Audit Committee to replace Mr. Ruth.

  Compensation Committee. In 1997, the Compensation Committee consisted of four directors: Messrs. Beck, Koldyke, Muehlstein and Ruth. The Compensation Committee met one time during fiscal 1997. The Compensation Committee is responsible for establishing policies for, and making recommendations to, the Board of Directors regarding salaries and certain other compensation to be paid to officers of the Company.

  Reporting Person Stock Option Committee. In 1997, the Reporting Person Stock Option Committee consisted of two non-employee directors: Messrs. Koldyke and Ruth. The Reporting Person Stock Option Committee met two times during fiscal 1997 and was responsible for the administration of, and the granting of all options under, the Company's Amended and Restated 1995 Employee Stock Option Plan, the Amended and Restated 1997 Stock Option Plan and the Restated 1997 ENBP Stock Option Plan (collectively, the "Employee Plans") to persons subject to Section 16 of the Exchange Act and the rules promulgated thereunder ("Reporting Persons"). Beginning in 1998, the entire Board of Directors will approve stock option grants to Reporting Persons.

  Stock Option Committee. In 1997, the Stock Option Committee consisted of four directors: Messrs. Beck, Koldyke, Muehlstein and Ruth. The Stock Option Committee met seven times during fiscal 1997. The Stock Option Committee is responsible for the administration of the Employee Plans and the granting of all options under the Employee Plans to persons other than Reporting Persons.

  In fiscal 1997, during the time each director served in such capacity, no director attended less than 75% of the aggregate of all meetings of the Board and all meetings held by committees of the Board on which such director served.

  Nominations for election of directors are made by the Board of Directors and, pursuant to the Company's bylaws, may be made by a committee appointed by the Board or by any stockholder entitled to vote in the election of directors. See "Submission of Stockholder Proposals for the 1999 Annual Meeting" for procedures with respect to nominations by stockholders.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

  The following table sets forth compensation for each of the fiscal years ended December 28, 1997, December 29, 1996 and December 31, 1995 received by, or payable to, individuals who served as Chief Executive Officer of the Company and the Company's four other most highly compensated executive officers during fiscal year 1997 (the "named executive officers"). The Company does not have a restricted stock award program or a long-term incentive plan pursuant to which executive officers or directors of the Company may participate.

                                                              SECURITIES
                                                    OTHER     UNDERLYING
   NAME AND PRINCIPAL                               ANNUAL     OPTIONS      ALL OTHER
        POSITION          YEAR  SALARY   BONUS   COMPENSATION   (#)(1)     COMPENSATION
   ------------------     ---- -------- -------- ------------ ----------   ------------
Jeffrey L. Butler (2).... 1997 $226,923 $      0     $ 0       330,217       $     0
 Former President         1996  121,154        0       0        62,931         9,676
                          1995        0        0       0        55,614(3)          0
W. Eric Carlborg......... 1997  188,462   75,000       0       216,182             0
 Chief Financial Officer  1996  136,154        0       0        41,667         1,000
                          1995        0        0       0        10,195(3)          0
David G. Stanchak (4).... 1997  188,462        0       0       181,182        58,790(5)
 Former Chief Development
  Officer                 1996  149,038        0       0        45,518             0
                          1995   90,865        0       0        42,483         4,629
Paul A. Strasen.......... 1997  175,962  175,000       0        55,152             0
 Senior Vice President
  and General Counsel     1996  125,000        0       0        37,931             0
                          1995   81,731        0       0        42,483        58,693
Mark R. Goldston (6)..... 1997  360,000        0       0       101,632
 Former President and     1996  256,154  400,000       0       139,030             0
  Chief Executive Officer 1995      --       --      --            --            --
Scott A. Beck (7)........ 1997        0        0       0             0             0
 Former Chairman of the
  Board and Chief         1996        0        0       0             0             0
  Executive Officer       1995        0        0       0             0             0

--------
(1) Amounts reported for 1997 include the following number of options granted in January 1997 which were canceled, with the consent of the option holders, in exchange for options granted in October 1997: Mr. Butler-- 10,042; Mr. Carlborg--10,042; Mr. Stanchak--10,042; Mr. Strasen--8,368;
    Ms. Lozoff--8,368; and Mr. Goldston--26,778. See "--Option Grants in Last Fiscal Year," "--Option Repricings" and "Report of the Compensation Committee--Stock Options." In addition, certain options previously granted to Messrs. Butler, Goldston and Stanchak were canceled upon their respective resignations from the Company. See "Certain Transactions-- Employment, Consulting and Termination Agreements."

(2) Mr. Butler resigned as President and a director of the Company in May 1998. See "Certain Transactions--Employment, Consulting and Termination Agreements."

(3) Represents options granted to Messrs. Butler and Carlborg in 1995 as consultants to the Company.

(4) Mr. Stanchak resigned as Chief Development Officer of the Company in April 1998. See "Certain Transactions--Employment, Consulting and Termination Agreements."

(5) Amount constitutes taxable income in connection with the exercise of stock options.

(6) Mr. Goldston resigned as President of the Company in September 1997 and resigned as Chief Executive Officer and a director of the Company in December 1997. See "Certain Transactions--Employment, Consulting and Termination Agreements."

(7) Mr. Beck assumed the responsibilities of Chief Executive Officer from December 1997 until February 1998. Mr. Beck resigned as Chairman of the Board of the Company in May 1998 and is not standing for re-election to the Board of Directors.

OPTION GRANTS IN LAST FISCAL YEAR

  The following table sets forth individual grants of stock options made to the named executive officers during the fiscal year ended December 28, 1997. See "--Option Repricings" and "Report of the Compensation Committee--Stock Options." Mr. Beck has no options to purchase shares of Common Stock.

                                                                                POTENTIAL REALIZABLE
                                               PERCENT OF                         VALUE AT ASSUMED
                                                 TOTAL                          ANNUAL RATES OF STOCK
                                                OPTIONS                          PRICE APPRECIATION
                                                GRANTED     EXERCISE              FOR OPTION TERM(3)
                         DATE OF   OPTIONS    TO EMPLOYEES  OR BASE  EXPIRATION ---------------------
          NAME           GRANT(1) GRANTED(2) IN FISCAL YEAR  PRICE      DATE        5%        10%
          ----           -------  ---------  -------------- -------- ---------- ---------- ----------
Jeffrey L. Butler....... 1/16/97    10,042         .04%     $29.875  1/16/2007  $  188,671 $  478,130
                         10/2/97   320,175        1.38       10.6875 10/2/2007   2,151,996  5,453,580
W. Eric Carlborg........ 1/16/97    10,042         .04       29.875  1/16/2007     188,671    478,130
                         10/2/97   206,140         .89       10.6875 10/2/2007   1,385,531  3,511,208
David G. Stanchak....... 1/16/97    10,042         .04       29.875  1/16/2007     188,671    478,130
                         10/2/97   171,140         .74       10.6875 10/2/2007   1,150,285  2,915,049
Paul A. Strasen......... 1/16/97     8,368         .04       29.875  1/16/2007     157,220    398,426
                         10/2/97    46,784         .20       10.6875 10/2/2007     314,450    796,878
Mark R. Goldston........ 1/16/97    26,778         .12       29.875  1/16/2007     503,111  1,274,982
                         10/2/97    74,854         .32       10.6875 10/2/2007     503,117  1,274,997

--------
(1) All options granted on January 16, 1997 were canceled, with the consent of the optionholders, in exchange for options granted on October 2, 1997 to purchase the same number of shares. See "--Option Repricings." In addition, certain options previously granted to Messrs. Butler, Goldston and Stanchak were canceled upon their respective resignations from the Company. See "Certain Transactions--Employment, Consulting and Termination Agreements."

(2) Options granted become exercisable with respect to 10% of the total number of shares on the first anniversary of the date of grant, an additional 20% on the second anniversary of the date of grant, an additional 30% on the third anniversary of the date of grant and the balance on the fourth anniversary of the date of grant.

(3) These amounts represent certain assumed annual rates of appreciation calculated from the exercise price, as required by the rules of the Securities and Exchange Commission. Actual gains, if any, on stock option exercises and Common Stock holdings are dependent on the future performance of the Common Stock; therefore, amounts reflected in this table may not be achieved.

AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
VALUES

  The following table sets forth for the named executive officers aggregated information concerning each exercise of stock options during the fiscal year ended December 28, 1997 and the fiscal year-end value of unexercised options. Mr. Beck has no options to purchase shares of Common Stock.

                                                      NUMBER OF           VALUE OF UNEXERCISED
                           SHARES                UNEXERCISED OPTIONS      IN-THE-MONEY OPTIONS
                          ACQUIRED    VALUE    AT FISCAL YEAR-END (#)    AT FISCAL YEAR-END ($)
                         ON EXERCISE REALIZED ------------------------- -------------------------
          NAME               (#)       ($)    EXERCISABLE/UNEXERCISABLE EXERCISABLE/UNEXERCISABLE
          ----           ----------- -------- ------------------------- -------------------------
Jeffrey L. Butler.......        0          0       21,277/415,744                  0/0
W. Eric Carlborg........        0          0        7,224/250,778                  0/0
David G. Stanchak.......    4,551     58,790        8,497/241,841                  0/0
Paul A. Strasen.........        0          0       16,537/110,661                  0/0
Mark R. Goldston........        0          0        13,903/35,291                  0/0

OPTION REPRICINGS

  The following table provides information concerning all repricings of stock options of executive officers since August 1, 1996 (the date on which the Company became subject to the reporting requirements of the Exchange Act) through fiscal year 1997. See "Report of the Compensation Committee--Stock Options." Mr. Beck has no options to purchase shares of Common Stock.

                                             MARKET
                                 NUMBER OF    PRICE                         LENGTH OF
                                   SHARES   OF COMMON EXERCISE           ORIGINAL OPTION
                                 UNDERLYING STOCK AT  PRICE AT    NEW     TERM REMAINING
                                  OPTIONS    TIME OF   TIME OF  EXERCISE    AT DATE OF
    NAME                  DATE    REPRICED  REPRICING REPRICING  PRICE      REPRICING
    ----                 ------- ---------- --------- --------- -------- ----------------
Jeffrey L. Butler (1)... 10/2/97   10,402   $10.6875   $29.875  $10.6875 9 years 3 months
W. Eric Carlborg........ 10/2/97   10,402    10.6875    29.875   10.6875 9 years 3 months
David G. Stanchak (2)... 10/2/97   10,402    10.6875    29.875   10.6875 9 years 3 months
Paul A. Strasen......... 10/2/97    8,368    10.6875    29.875   10.6875 9 years 3 months
Gail A. Lozoff.......... 10/2/97    8,368    10.6875    29.875   10.6875 9 years 3 months
Mark R. Goldston (3).... 10/2/97   26,778    10.6875    29.875   10.6875 9 years 3 months

--------
(1) Mr. Butler resigned as President of the Company in May 1998. See "Certain Transactions--Employment, Consulting and Termination Agreements."

(2) Mr. Stanchak resigned as Chief Development Officer of the Company in April 1998. See "Certain Transactions--Employment, Consulting and Termination Agreements."

(3) Mr. Goldston resigned as President of the Company in September 1997 and resigned as Chief Executive Officer and a director of the Company in December 1997. See "Certain Transactions--Employment, Consulting and Termination Agreements."

DIRECTOR COMPENSATION

  In addition to annual option grants to purchase shares of Common Stock having a fair market value of $50,000 on the date of grant under the Company's 1996 Stock Option Plan for Non-Employee Directors, each director who is not an officer or employee of, or a consultant to, the Company or its affiliated companies receives $500 cash compensation for each Board of Directors meeting at which he is present and for each committee meeting at which he is present not held in conjunction with a meeting of the Board of Directors. Outside directors are also reimbursed for their expenses for each Board and committee meeting attended. Beginning in 1998, such directors will also receive annual compensation in the amount of $10,000 in addition to the per meeting compensation described above.

  In October 1997, in connection with the Company's acquisition of a majority interest in Bagel Partners, as more fully described elsewhere herein under the heading "Certain Transactions--Interests of Certain Persons in Einstein/Noah Bagel Partners, L.P.," the Board of Directors established a special committee of the Board (the "Special Committee") comprised of Messrs. Koldyke and Kyle
T. Craig, a former director of the Company. In connection with their service on the Special Committee, Messrs. Koldyke and Craig each received $25,000 and were reimbursed for their expenses.

  The Company has also entered into employment, consulting and termination agreements with certain of its current and former executive officers and directors. See "Certain Transactions--Employment, Consulting and Termination Agreements."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The following persons served as members of the Compensation Committee of the Board of Directors during the year ended December 28, 1997: Scott A. Beck, M. Laird Koldyke, John H. Muehlstein, Jr., and Lloyd D. Ruth.

  Currently, no executive officer of the Company serves as a member of the compensation committee or as a director of any other entity, one of whose executive officers serves on the Compensation Committee or is a director of the Company. During 1997, Mr. Beck, former Chairman of the Board of the Company, was also Co-Chairman of the Board of Boston Chicken, and Mr. Goldston, the former President, Chief Executive Officer and a director of the Company, was Vice Chairman of the Board and a director of Boston Chicken. Neither Mr. Beck nor Mr. Goldston served on the compensation committee of Boston Chicken's board of directors during 1997.

  Mr. Hartnett owned a minority equity interest in a former area developer of the Company. Messrs. Beck, Muehlstein, Ruth and Stanchak each own a direct equity interest in Bagel Store Development Funding, L.L.C., which owns an approximately 21% equity interest in Bagel Partners. See "Certain Transactions--Interests of Certain Persons in Einstein/Noah Bagel Partners, L.P."

  In accordance with rules promulgated by the Securities and Exchange Commission, the information included under the captions "Report of the Compensation Committee" and "Performance Graph" will not be deemed to be filed or to be proxy soliciting material or incorporated by reference in any prior or future filings by the Company under the Securities Act of 1933 (the "Securities Act") or the Exchange Act.

                     REPORT OF THE COMPENSATION COMMITTEE

  During 1997, the Board of Directors had two standing committees responsible for executive officer compensation. The Compensation Committee had overall responsibility for cash compensation and the Reporting Person Stock Option Committee had overall responsibility for stock option grants to executive officers, including grant approval and plan administration. The following report on executive compensation is furnished by the members of both such committees (together, the "Committees"). Beginning in 1998, the entire Board of Directors will approve stock option grants to executive officers.

GENERAL POLICIES

  The Company's compensation program is intended to attract, motivate, reward and retain the management talent required to achieve corporate objectives in a dynamic environment operating in a highly competitive industry, and thereby increase stockholder value. It is the Company's policy to provide incentives to its senior management to achieve both short-term and long-term objectives. For 1997, the Company's executive compensation consisted of salary and stock options and, in certain cases, incentive bonuses.

CASH COMPENSATION

  For 1997, cash compensation for executive officers consisted of salary and, in certain cases, a cash bonus. Base salaries and bonuses are determined by an assessment of responsibilities and position within the Company, individual performance and the Company's overall performance. Base salaries for 1997 were increased from 1996 levels based on an assessment of the factors described above.

  In 1998, the Company's compensation program will provide employees of the Company, including executive officers, with the opportunity to earn incentive compensation in addition to their annual base salary, based upon the Company achieving certain consolidated financial targets for the fiscal year and based upon individual objectives. Individual objectives for executive officers will be determined by the Compensation Committee based on management recommendations.

STOCK OPTIONS

  The Compensation Committee considers incentive compensation in the form of stock options to be an integral and important part of executive compensation in particular and employee compensation generally. The Compensation Committee believes that stock options directly align the interests of management with the Company's stockholders to increase stockholder value over a period of years.

  In 1997, the Reporting Person Stock Option Committee had sole discretion with respect to the granting of stock options to executive officers. Beginning in 1998, the entire Board of Directors will approve stock option grants to executive officers. Options are generally granted to executive officers upon commencement of employment and annually. Options granted have an exercise price equal to the fair market value of the Common Stock on the grant date. Factors considered when granting stock options to executive officers include salary, position and responsibilities, factors related to recruiting and employment offers, significant salary changes and promotions and other factors relating to performance. Option grants relating to recruiting and employment offers and special circumstances are recommended by management.

  Based primarily on the factors noted above, in January 1997 the Reporting Person Stock Option Committee made annual stock option grants to the Company's executive officers with an exercise price of $29.875 per share. In October 1997, the Stock Option Committee made annual stock option grants to other employees of the Company with an exercise price of $10.6875 per share, the then current market price of the Common Stock. At that time, the Reporting Person Stock Option Committee determined that, given the substantial difference in the exercise price of options granted to executive officers in January 1997 and options granted to other employees in October 1997, and in order to provide incentives to the Company's executive officers to remain with the Company, it was in the best interests of the Company to offer such executive officers the opportunity to exchange their January 1997 option grants for new options to purchase the same number of shares exercisable for $10.6875 per share. All of the Company's executive officers consented to such exchange. In addition, the Reporting Person Stock Option Committee approved additional option grants to executive officers at such time. See "Executive Compensation--Option Grants in Last Fiscal Year" and "Executive Compensation-- Option Repricings."

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mark R. Goldston joined the Company as President, Chief Executive Officer and a director in April 1996. In September 1997, Mr. Goldston resigned as President and in December 1997, he resigned as Chief Executive Officer and a director of the Company. Upon Mr. Goldston's resignation, Scott A. Beck assumed the duties of Chief Executive Officer of the Company until February 1998, when Robert M. Hartnett was named Chief Executive Officer of the Company. Mr. Beck did not receive any compensation for his services as Chief Executive Officer.

  Mr. Goldston's 1997 compensation consisted of a base salary and stock options and was the result of arms' length negotiations with the Company in connection with his employment. Factors considered by the Board of Directors and the Compensation Committee in determining and approving Mr. Goldston's compensation included his entrepreneurial drive, extensive retail experience and leadership abilities. With respect to Mr. Goldston's annual stock option grant, the Reporting Person Stock Option Committee considered the same factors that were used to determine stock option grants to all executive officers discussed above.

  The Company and Mr. Goldston are parties to a termination agreement with respect to his resignation as Chief Executive Officer and a director of the Company. Pursuant to such agreement, certain options previously granted to Mr. Goldston were canceled upon his resignation. See "Certain Transactions-- Employment, Consulting and Termination Agreements."

POLICY REGARDING RULE 162(M)

  In general, Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), limits the tax deductibility of annual compensation paid to certain executive officers of a publicly held corporation to $1 million, subject to an exception for "performance-based" compensation plans as defined under that Section. Generally, the Board of Directors and the Compensation Committee, or any other Board committee responsible for executive officer compensation, reserve the right to grant compensation to executive officers in amounts deemed appropriate, regardless of whether such compensation is deductible for federal income tax purposes. When making decisions concerning executive compensation, the deduction limits under
Section 162(m), as well as other factors, including economic and industry trends, competition for talented executives and the contribution of the executive officers to the development of the Company's business, are taken into account. Options to purchase shares of Common Stock granted to executive officers in fiscal 1997 are potentially subject to limits on permitted federal income tax deductions upon exercise of such options, including under Section 162(m). The option grants were made because the grants and their associated incentives were determined to be more important to the Company and its stockholders than the potential loss of related compensation deductions. The policy of the Board of Directors and the Compensation Committee, or any other Board committee responsible for executive officer compensation, is to maintain, where feasible, a compensation structure that will permit all executive compensation to be tax deductible by the Company. However, each member of the Board of Directors believes that it is vital for the Company's long-term interest to ensure that talented individuals will continue to serve the Company. As a result, the Board of Directors and the Compensation Committee, or any other Board committee responsible for executive officer compensation, may continue to authorize, in appropriate circumstances, compensation that is not entirely deductible.

CONCLUSION

  The Company intends to continue providing a portion of executive compensation in the form of at-risk, incentive-based compensation, such as stock options. The Board of Directors and Compensation Committee believe that such a policy, which directly aligns the financial interests of management with the financial interests of stockholders, provides the proper incentives to attract, reward and retain high quality management. The Board of Directors and Compensation Committee intend to review the executive compensation structure at least annually, review salary levels, make additional option grants and provide an incentive-based bonus compensation program, all as appropriate to continue attracting and retaining management with the necessary experience and expertise to further the Company's growth.

    1997 COMPENSATION                         1997 REPORTING PERSON STOCK
    COMMITTE MEMBERS                          OPTION COMMITTEE MEMBERS


    Scott A. Beck                             M. Laird Koldyke
    M. Laird Koldyke                          Lloyd D. Ruth
    John H. Muehlstein, Jr.
    Lloyd D. Ruth

                               PERFORMANCE GRAPH

  The Company has determined that a peer group which is representative of its line of business and its stage of commercial development is appropriate for performance comparison purposes. The members of the peer group are Applebees International, Inc., Au Bon Pain Co. Inc., BAB Holdings, Inc., Boston Chicken, Inc., Brinker International Inc., Manhattan Bagel Co., Inc., McDonald's Corp., New York Bagel Enterprises, Papa John's International Inc., Quality Dining, Inc., Sbarro Inc. and Starbucks Corp. (the "Peer Group Index"). The following graph compares the percentage change in the cumulative total returns on the Common Stock, the Peer Group Index and the Standard & Poor's 500 Index (assuming reinvestment of any dividends) for the period beginning on August 1, 1996, the effective date of the registration of the Common Stock under Section 12 of the Exchange Act, and ending on December 26, 1997, the last day on which shares of Common Stock traded on the Nasdaq National Market prior to December 28, 1997, the last day of the Comany's 1997 fiscal year.

                       [PERFORMANCE GRAPH APPEARS HERE]


                         8/1/96 9/30/96 12/27/96 3/31/97 6/30/97 9/30/97 12/26/97
                         ------ ------- -------- ------- ------- ------- --------
Einstein/Noah Bagel
 Corp...................  $100  $150.00 $145.73  $122.56 $ 58.23 $ 53.66 $ 27.13
Peer Group..............  $100  $102.26 $ 98.94  $ 98.70 $100.60 $100.78 $ 94.11
S&P 500.................  $100  $107.86 $116.85  $119.98 $140.93 $151.48 $155.83

--------
(1) Assumes $100 invested on August 1, 1996 in Common Stock, the Peer Group Index and the S&P 500 Index. Historical results are not necessarily indicative of future performance.

                             CERTAIN TRANSACTIONS

INTERESTS OF CERTAIN PERSONS IN EINSTEIN/NOAH BAGEL PARTNERS, L.P.

 GENERAL.

  The Company owns an approximately 78% interest in Einstein/Noah Bagel Partners, L.P. ("Bagel Partners"), formerly Noah's Pacific, L.L.C. ("Noah's"), the surviving entity of a merger of the Company's five former area developers, Colonial Bagels, L.P. ("Colonial"), Great Lakes Bagels, L.P. ("Great Lakes"), Gulfstream Bagels, L.P. ("Gulfstream"), Sunbelt Bagels, L.L.C. ("Sunbelt") and Noah's. The Company acquired its interest in Bagel Partners by exercising its conversion and option rights under its secured loan agreements with such area developers. In 1997, certain executive officers and directors of the Company and Boston Chicken had (i) direct equity interests in the former area developers of the Company or Bagel Partners and/or (ii) indirect equity interests in such entities through investments in Bagel Store Development Funding, L.L.C. Upon consummation of the Company's loan conversions and the area developer merger (together with certain related transactions, the "Transactions"), the interests of holders of equity interests in Bagel Partners represented by promissory notes, including certain of such officers and directors, were redeemed. See "--Redemption of Bagel Partners Equity Interests".

 FORMER AREA DEVELOPERS OF THE COMPANY.

  Colonial. Lawrence Beck, Scott Beck's father, was a minority investor in the general partner of Colonial prior to consummation of the Transactions. In fiscal 1997, Colonial paid to the Company an aggregate of $3,353,800 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits, as well as $441,300 in national and $882,600 in local advertising fund contributions. In addition, in fiscal 1997, Colonial paid to the Company $2,466,300 in interest on its loans with the Company. The Company believes that the terms of the area development agreement and each franchise agreement entered into with Colonial were as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with Colonial were as favorable to the Company as those with other area developers of the Company to whom the Company had loaned money.

  Great Lakes. Mr. Butler is a minority investor in BC Great Lakes, L.L.C., a majority-owned subsidiary of Boston Chicken, which had a minority interest in Great Lakes prior to the consummation of the Transactions. In fiscal 1997, Great Lakes paid to the Company an aggregate of $9,869,600 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits, as well as $1,141,700 in national and $2,283,400 in local advertising fund contributions. In addition, in fiscal 1997, Great Lakes paid to the Company $4,099,200 in interest on its loans with the Company. The Company believes that the terms of the area development agreement and each franchise agreement entered into with Great Lakes were as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with Great Lakes were as favorable to the Company as those with other area developers of the Company to whom the Company had loaned money.

  Gulfstream. Mr. Hartnett owned a minority equity interest in Gulfstream prior to consummation of the Transactions. In fiscal 1997, Gulfstream paid to the Company an aggregate of $5,186,900 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits, as well as $833,400 in national and $1,666,800 in local advertising fund contributions. In addition, in fiscal 1997, Gulfstream paid to the Company $2,991,200 in interest on its loan with the Company. The Company believes that the terms of the area development agreement and each franchise agreement entered into with Gulfstream were as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with Gulfstream were as favorable to the Company as those with other area developers of the Company to whom the Company had loaned money.

  Noah's. Noah Alper, a former director of the Company, owned a minority equity interest in Noah's prior to the Transactions. In fiscal 1997, Noah's paid to the Company an aggregate of $4,890,300 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits. In addition, in fiscal 1997, Noah's paid to the Company $4,248,500 in interest on its loan with the Company. The Company believes that the terms of the area development agreement and each franchise agreement entered into with Noah's were as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreement with Noah's were as favorable to the Company as those with other area developers of the Company to whom the Company had loaned money.

  Sunbelt. Lawrence Beck was a minority investor in BCE West, L.L.C. ("BCE West") prior to the merger of BCE West into Sunbelt in April 1997, and, as a result of such merger, was a minority investor in Sunbelt from April 1997 until consummation of the Transactions. In fiscal 1997, BCE West and Sunbelt paid to the Company an aggregate of approximately $6,953,600 in development, franchise, royalty, real estate, software license, software maintenance, miscellaneous and accounting fees and deposits, as well as $962,500 in national and $1,925,000 in local advertising fund contributions. In addition, in fiscal 1997, BCE West and Sunbelt paid to the Company $3,325,600 in interest on their loans with the Company. The Company believes that the terms of the area development agreements and each franchise agreement entered into with BCE West and Sunbelt were as favorable to the Company as those with other area developers of the Company. The Company also believes that the terms of the secured loan agreements with BCE West and Sunbelt were as favorable to the Company as those with other area developers of the Company to whom the Company had loaned money.

 BAGEL STORE DEVELOPMENT FUNDING, L.L.C.

  Bagel Store Development Funding, L.L.C. ("Bagel Funding") has invested a total of approximately $89.6 million, representing an approximately 21% equity interest, in Bagel Partners. The Company is the manager of Bagel Funding, but has no equity interest in Bagel Funding. Bagel Funding has the right in certain circumstances to require Bagel Partners or the Company to redeem Bagel Funding's equity interest in Bagel Partners at a pre-determined formula price based on store level cash flow (the "Put Rights"). The Put Rights become exercisable in the event that at any time after December 5, 1999 and prior to June 5, 2001, the Company does not consent to a public offering of Bagel Funding's equity interest in Bagel Partners or the termination of certain rights and obligations under franchise or license agreements between the Company and Bagel Partners. The Put Rights are exercisable prior to December 5, 1999 if there is a Change in Control (as defined in the Bagel Partners partnership agreement) of the Company. The method of determining the valuation of Bagel Partners for purposes of calculating the put price is a multiple of the annualized average cash flow for the highest of the two fiscal quarters prior to the quarter in which the Put Rights are exercised. The Company or Bagel Partners may pay the purchase price for Bagel Funding's equity interest in Bagel Partners with shares of Common Stock and if so paid, the Bagel Funding unitholders have been granted resale registration rights with respect to such shares.

  Messrs. Scott Beck, Butler, Carlborg, Muehlstein, Ruth and Stanchak and Lawrence Beck each own a direct equity interest in Bagel Funding. In the aggregate, such interests represent approximately 10.4% of the outstanding equity interest in Bagel Funding. In addition, certain current and former executive officers and directors of Boston Chicken own direct or indirect equity interests in Bagel Funding. In the aggregate, such interests, excluding interests owned by Scott Beck, represent approximately 7.7% of the outstanding equity interest in Bagel Funding.

 REDEMPTION OF BAGEL PARTNERS EQUITY INTERESTS.

  Mr. Hartnett and certain other officers of the Company and Lawrence Beck purchased their equity interests in certain of the Company's former area developers by delivery of promissory notes. Such area developer equity interests were converted into equity interests in Bagel Partners pursuant to the Transactions, and the Bagel

Partners interests were subsequently redeemed in exchange for cancellation of the promissory notes. The aggregate principal amounts of such notes for Messrs. Lawrence Beck and Hartnett were $350,000 and $500,000 respectively, and the aggregate principal amount of such canceled notes for other officers of the Company was $1.25 million.

EMPLOYMENT, CONSULTING AND TERMINATION AGREEMENTS

  On March 24, 1995, the Company entered into an employment agreement with Ms. Lozoff, pursuant to which Ms. Lozoff became a Vice President and a director of the Company. The employment agreement terminates August 1, 1998. Ms. Lozoff currently receives an annual salary of $200,000 and reimbursement of reasonable business expenses. In addition, at the time she entered into the employment agreement, Ms. Lozoff was granted options to purchase 42,483 shares of Common Stock under the Company's Amended and Restated 1995 Stock Option Plan with an exercise price of $5.88 per share. Ms. Lozoff has exercised 12,744 of such options.

  On July 1, 1996, the Company entered into a transition and consulting agreement with Kyle T. Craig, in connection with his resignation as Chairman of the Board of the Company, pursuant to which Mr. Craig continued as a full-time employee of the Company until June 30, 1997 and thereafter would provide consulting services to the Company until June 30, 1998. In July 1997, the agreement was amended to provide that Mr. Craig would continue as an employee of the Company through June 30, 1998. Mr. Craig was paid approximately $7,900 biweekly through June 30, 1997 and from such date until June 30, 1998 has received, and will continue to receive, $1,923 bi-weekly. In addition, in September 1997, the Company agreed to amend Mr. Craig's Confidentiality and Non-Compete Agreement to permit Mr. Craig's employment by a third party food service company.

  In April 1996, the Company entered into a letter agreement with Mr. Goldston in connection with his employment as the President and Chief Executive Officer of the Company. Pursuant to the terms of such agreement, in 1997, the Company paid to Mr. Goldston an annual salary of $360,000. In addition, pursuant to the terms of the agreement, Mr. Goldston was granted options to purchase 114,030 shares of Common Stock at an exercise price of $10.52 per share. In connection with his employment, Mr. Goldston also purchased 28,508 shares of Common Stock at a price of $10.52 per share.

  In September 1997, Mr. Goldston resigned as President of the Company and in December 1997, Mr. Goldston resigned as Chief Executive Officer and director of the Company. The Company and Mr. Goldston are parties to a termination agreement pursuant to which the Company paid to Mr. Goldston $200,000 and agreed to pay Mr. Goldston an aggregate of $360,000 in 26 equal bi-weekly installments beginning in January 1998. In addition, the Reporting Person Stock Option Committee agreed that previously granted options to purchase an aggregate of 49,194 shares of Common Stock at exercise prices ranging from $10.52 to $12.00 per share would continue to vest for a period of one year and remain exercisable for two years from the date of Mr. Goldston's resignation. The balance of 164,690 shares of Common Stock subject to such previously granted options were canceled upon Mr. Goldston's resignation. Mr. Goldston is not eligible to receive any future stock option grants from the Company.

  In December 1997, Boston Chicken and Mr. Goldston entered into a termination agreement in connection with Mr. Goldston's resignation as Vice Chairman of the Board and a director of Boston Chicken, pursuant to which Boston Chicken paid Mr. Goldston $300,000 and agreed to pay Mr. Goldston an aggregate of $240,000 payable in 26 bi-weekly installments. In addition, (i) all options previously granted by Boston Chicken to purchase 225,362 shares of Boston Chicken common stock, at exercise prices ranging from $16.00 to $27.94 per share, continue to vest in accordance with their terms and remain exercisable for a period of one year after they have vested and (ii) all options previously granted by Boston Chicken to purchase 344,673 shares of the Company's Common Stock pursuant to contractual agreement continue to vest for a period of one year and remain exercisable for two years from the date of the termination agreement. Mr. Goldston is not eligible for any future stock option grants from Boston Chicken.

  In April 1998, the Company entered into a letter agreement with Mr. Hartnett in connection with Mr. Hartnett's employment as Chief Executive Officer of the Company. Under the terms of the letter agreement, the Company agreed to pay Mr. Hartnett an annual base salary of $300,000, subject to an annual performance review and an annual bonus equal to 50% of Mr. Hartnett's base salary, which bonus will be based one-third on the Company's revenue performance, one-third on the Company's profitability and one-third on the Company's overhead, in each case, measured against mutually agreed upon targets. In connection with his employment, the Company granted Mr. Hartnett options to purchase 210,000 shares of Common Stock at an exercise price of $4.5625 under the Company's Amended and Restated 1997 Stock Option Plan. The letter agreement also provided for reimbursement to Mr. Hartnett of reasonable relocation costs and a $30,000 relocation allowance; provided, however, that such amounts must be repaid by Mr. Hartnett in the event he voluntarily terminates his employment with the Company or in the event he is terminated for cause on or before one year from the date of his employment with the Company. The letter agreement also provides that the Company will continue Mr. Hartnett's base salary for one year in the event his employment is terminated for any reason other than for cause on or before the fourth anniversary of the date of the letter agreement and, in such case, Mr. Hartnett would also be entitled to a pro-rata portion of the annual performance bonus described above for the year in which such termination occurs. The Company also agreed to continue Mr. Hartnett's base salary for two years following a change in control of the Company (as defined in the letter agreement) if Mr. Hartnett's termination in such circumstances is other than for cause or if his termination is voluntary as the result of a material reduction in compensation or benefits or any relocation in excess of 60 miles from Golden, Colorado.

  In April 1998, the Company entered into a letter agreement with Mr. Stanchak in connection with his resignation as Chief Development Officer of the Company. Pursuant to the letter agreement, the Company agreed to pay Mr. Stanchak a salary of $150,000 beginning in April 1998 and continuing through August 29, 1999 and also to continue Mr. Stanchak's health insurance benefits through such date. In addition, the Reporting Person Stock Option Committee agreed that options previously granted to Mr. Stanchak to purchase 130,540 shares of Common Stock, with exercise prices ranging from $5.88 to $10.6875 per share, would continue to vest until January 21, 2000. Options to purchase 79,198 of such shares will remain exercisable for a period of five days after January 21, 2000, and options to purchase the balance of such shares will remain exercisable for a period of 15 days after January 21, 2000. The balance of 119,798 shares of Common Stock subject to previously granted options were canceled upon Mr. Stanchak's resignation. Mr. Stanchak is not eligible to receive any future stock option grants from the Company.

  In May 1998, the Company entered into a termination agreement with Mr. Butler in connection with his resignation as President and a director of the Company. Pursuant to such agreement, the Company paid to Mr. Butler $50,000 upon execution of the agreement and agreed to pay Mr. Butler an aggregate of $300,000 in 26 equal bi-weekly installments beginning in May 1998. In addition, the Reporting Person Stock Option Committee agreed that options previously granted to Mr. Butler to purchase 6,797 shares of Common Stock, with an exercise price of $5.88 per share, will continue to vest until July 1999 and remain exercisable for a period of two years from the date of Mr. Butler's resignation. The Reporting Person Stock Option Committee also agreed that options previously granted to Mr. Butler to purchase 141,971 shares of Common Stock, with exercise prices ranging from $3.75 to $12.00 per share, will continue to vest for a period of one year, and remain exercisable for a period of two years, from the date of Mr. Butler's resignation. Options to purchase 80,044 of such shares, with an exercise price of $3.75 per share, were granted contingent upon the cancellation of options to purchase the same number of shares with an exercise price of $10.6875 per share. The balance of 288,253 shares of Common Stock subject to previously granted options were canceled upon Mr. Butler's resignation. Mr. Butler is not eligible to receive any future stock option grants from the Company.

LOANS TO EXECUTIVE OFFICERS

  On March 31, 1995, in connection with the Company's acquisition of the assets of Offerdahl's Bagel Gourmet, Inc. ("OBG"), of which John A. Offerdahl, a former director of the Company, and his spouse were majority stockholders, the Company made a non-recourse loan to OBG in the principal amount of $437,497, the proceeds of which were used to purchase an aggregate of 74,345 shares of Common Stock, which shares secure the payment of principal and interest under such loan. Also on March 31, 1995, the Company made a non-recourse loan to OBG in the principal amount of $1,312,500, the proceeds of which were used to purchase an equity interest in BC Equity Funding, L.L.C., a Delaware limited liability company which invests in Boston Chicken area developers ("BCEF"), which equity interest secures the payment of principal and interest under such loan. Each loan described above accrues interest on the principal amount at the reference rate announced by Bank of America Illinois from time to time plus 1%. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid earlier under certain circumstances. As of April 19, 1998, an aggregate of $3,956,712 in principal and accrued interest was outstanding under such loans.

  Also in connection with the Company's acquisition of the assets of OBG, on each of April 15, 1995, June 15, 1995, September 15, 1995 and January 15, 1996, the Company made an interest-free loan to OBG in the principal amount of $46,100, and on April 15, 1996, the Company made an additional interest-free loan to OBG in the principal amount of $1,502,276. The proceeds of each such loan were used to satisfy income tax obligations arising from the acquisition. Each such loan is secured by units of membership interest in BCEF owned by OBG. The principal balance of each loan and all accrued but unpaid interest thereon are due and payable on April 15, 2001, but may be required to be repaid in whole or in part under certain circumstances.

OTHER RELATIONSHIPS

  Blind Faith, Inc., of which Ms. Lozoff and her spouse are the sole stockholders, leases to the Company the land and building on which a store is located. The Company subleases such land and building to one of its area developers. The annual rental payments under the lease and sublease, each of which terminates in May 2009, aggregate $72,000.

                       RELATIONSHIP WITH BOSTON CHICKEN

  The Company has granted to Boston Chicken an option (the "BCI Option") to maintain ownership of shares of common stock of the Company having up to 52% of the voting power of all of the outstanding shares of capital stock of the Company having the power generally to vote in the election of directors. The BCI Option is exercisable at a per share exercise price equal to (i) the weighted average price per share at which the Company's common stock is issued or sold in a transaction pursuant to which the BCI Option becomes exercisable, in the case of a transaction in which such price per share is readily ascertainable, or (ii) in all other cases, the average of the closing sale prices for the common stock on the Nasdaq National Market (or such other principal exchange or market on which the common stock may then be trading) for the five trading days ending on the fifth trading day prior to the date of the transaction pursuant to which the BCI Option becomes exercisable. The BCI Option terminates if (i) Boston Chicken sells or transfers shares of the Company's common stock and as a result owns less than a majority of the then outstanding shares of the Company's voting stock or (ii) the percentage of outstanding shares of voting stock of the Company owned by Boston Chicken is reduced below 50% other than as a result of Boston Chicken's voluntary sale or transfer of shares of the Company's common stock and Boston Chicken fails to acquire a sufficient number of shares of common stock so that it owns at least a majority of the then outstanding shares of voting stock of the Company by July 31 of the calendar year next following the calendar year in which such reduction occurs. In addition, the percentage ownership level of 52% is subject to reduction to the extent voluntary sales or transfers by Boston Chicken reduce its ownership of the outstanding shares of voting stock of the Company to less than 52% but do not otherwise result in termination of the BCI Option. In determining the percentage ownership of the voting stock of the Company owned by Boston Chicken for purposes of the BCI Option, the following shares are excluded: (i) 599,086 shares of the Company's common stock subject to options granted by Boston Chicken and its subsidiaries, (ii) any shares of common stock held by officers, directors or employees of Boston Chicken, and
(iii) any shares of common stock held by any person or entity that would not be counted under generally accepted accounting principles in determining whether Boston Chicken owns a majority of the voting stock for consolidated financial statement purposes. Pursuant to such calculation, as of April 19, 1998, Boston Chicken owned approximately 50.1% of the outstanding common stock of the Company and had the right to purchase 1,467,949 shares of common stock of the Company at prices ranging from $10.30 to $30.75 per share. The Company also granted Boston Chicken, pursuant to a registration rights agreement, five demand and unlimited piggyback registration rights under the Securities Act, with respect to shares of the Company's common stock owned by Boston Chicken.

  The Company has an unsecured subordinated, non-convertible credit facility with Boston Chicken providing for borrowings of up to $50.0 million. As of April 19, 1998, there was no balance outstanding under the facility. The loan terminates on June 14, 1998 if the Company has not drawn any amounts under the loan as of such date. Interest on the loan is based on the reference rate of the Bank of America National Trust and Savings Association, plus 1.5%. Any borrowings outstanding are payable on June 15, 2003. Boston Chicken may satisfy its funding obligations under the loan facility in either cash or shares of Boston Chicken common stock. Boston Chicken has agreed to guarantee the price of any shares of common stock delivered to the Company in satisfaction of its obligations under the loan facility and thereafter sold by the Company. Although the Company has not requested funding under the Boston Chicken credit facility, there can be no assurance that, if requested, Boston Chicken would have the resources available, or would use its available resources, to fund the credit facility.

  During fiscal 1997, the Company and Boston Chicken were parties to fee service agreements, pursuant to which Boston Chicken provided the Company with accounting and administration services and computer and communications services. Boston Chicken continues to provide such services to the Company. In addition, Boston Chicken subleases to the Company approximately 26,450 square feet of office space (and certain common areas, including parking areas) for the Company's support center located in Golden, Colorado. The sublease currently provides for rental payments of $26,450 per month and has an initial term expiring in December 2001. The Company is also party to a sublease, pursuant to which the Company is entitled to the non-exclusive use of aircraft leased by Boston Chicken from an unaffiliated third party leasing company. The Company was party to a second such sublease with Boston Chicken in 1997. During fiscal 1997, the Company and its area developers paid Boston Chicken an aggregate of approximately $15.6 million pursuant to such agreements. The interruption of the services provided by Boston Chicken under the above-described agreements or a material adverse change in Boston Chicken's business or financial condition could have a material adverse effect on the Company.

                            APPOINTMENT OF AUDITORS

  The Board of Directors has selected the accounting firm of Arthur Andersen LLP to serve as the independent auditors of the Company for its current fiscal year ending December 27, 1998, pursuant to the recommendation of the Audit Committee. Arthur Andersen LLP has served as the Company's independent auditors since 1995. Representatives of Arthur Andersen LLP are expected to be present at the annual meeting and they will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions from stockholders.

                            SOLICITATION OF PROXIES

  Proxies will be solicited by the Board of Directors through the use of the mail. Proxies may also be solicited by directors, officers and a small number of other employees of the Company personally or by mail, telephone, facsimile, or otherwise, but such persons will not be compensated for their services. Brokerage firms, banks, fiduciaries, voting trustees or other nominees will be requested to forward the soliciting material to the beneficial owners of stock held of record by them. The entire cost of the Board of Directors' solicitation will be borne by the Company.

        SUBMISSION OF STOCKHOLDER PROPOSALS FOR THE 1998 ANNUAL MEETING

  Any stockholder who wishes to submit a proposal for inclusion in the proxy material to be distributed by the Company in connection with the 1999 Annual Meeting must do so no later than January 4, 1999. Any such proposal should be submitted in writing to the Secretary of the Company at its principal executive offices. In addition, the Company's bylaws require that in order for any business to be properly brought before any meeting of stockholders, including nominations for the election of directors, a stockholder must provide written notice delivered to the Secretary of the Company at the principal executive offices of the Company not less than 30 nor more than 60 days before the meeting date; provided, however, that in the event that less than 40 days notice or prior public disclosure of the date of the meeting is given or made to stockholders, the stockholder notice, in order to be timely, must be received prior to the date of the meeting and not later than the close of business on the tenth day following the day on which notice or disclosure of the meeting date has been given or made. The stockholder notice must include the stockholder's name and address as it appears on the Company's records and the class and number of shares of the Company's capital stock beneficially owned by such stockholder on the record date for the meeting. In addition, (i) for proposals other than nominations for the election of directors, such notice must include a description of the business desired to be brought before the meeting, the reasons for conducting such business at the meeting, and any material interest of the stockholder in such business, and
(ii) for proposals relating to stockholder nominations for the election of directors, such notice must also include, with respect to each person nominated, the information required by Regulation 14A under the Exchange Act.

                                 OTHER MATTERS

  Management knows of no other matters to be brought before the annual meeting other than those described above. If any other business should come before the meeting, it is intended that the persons named in the enclosed proxy will vote the shares in accordance with their best judgment on any such matter.

                                    GENERAL

  It is important that proxies be returned promptly. If you are unable to attend the meeting, you are urged, regardless of the number of shares owned, to date, sign, and return without delay your proxy card in the enclosed addressed envelope.

                                          By Order of the Board of Directors

                                          [SIGNATURE OF AMY S. POWERS
                                           APPEARS HERE]

                                          Secretary

PROXY                                               PROXY
                EINSTEIN/NOAH BAGEL CORP.

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
                        DIRECTORS

     ANNUAL MEETING OF STOCKHOLDERS -- MAY 21, 1998

  THE UNDERSIGNED HEREBY APPOINTS ROBERT M. HARTNETT AND
J. MICHAEL JENKINS, OR EITHER OF THEM, EACH WITH FULL
POWER OF SUBSTITUTION, TO ACT AS PROXIES FOR THE
UNDERSIGNED, AND TO VOTE ALL SHARES OF COMMON STOCK OF
EINSTEIN/NOAH BAGEL CORP. (THE "COMPANY"), WHICH THE
UNDERSIGNED WOULD BE ENTITLED TO VOTE IF PERSONALLY
PRESENT AT THE ANNUAL MEETING OF STOCKHOLDERS OF THE
COMPANY TO BE HELD ON THURSDAY, MAY 21, 1998 AT THE
DENVER MARRIOTT WEST, 1717 DENVER WEST BOULEVARD,
GOLDEN, COLORADO, AT 10:00 A.M., MOUNTAIN TIME, AND AT
ANY AND ALL ADJOURNMENTS OR POSTPONEMENTS THEREOF, AS
FOLLOWS:

THIS PROXY IS REVOCABLE AND WILL BE VOTED AS DIRECTED,
BUT IF NO INSTRUCTIONS ARE SPECIFIED, THIS PROXY WILL BE
VOTED FOR EACH OF THE NOMINEES LISTED. IF ANY OTHER
BUSINESS IS PRESENTED AT THE ANNUAL MEETING, THIS PROXY
WILL BE VOTED BY THOSE NAMED IN THIS PROXY IN THEIR BEST
JUDGMENT. AT THE PRESENT TIME, THE BOARD OF DIRECTORS
KNOWS OF NO OTHER BUSINESS TO BE PRESENTED AT THE ANNUAL
MEETING.

PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY
         IN THE ENCLOSED POSTAGE-PAID ENVELOPE.

      (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                           EINSTEIN/NOAH BAGEL CORP.
   PLEASE MARK VOTE IN OVAL IN THE FOLLOWING MANNER USING DARK INK ONLY. [_]


                                             For        Withhold        For All
1. Election of Directors:                    All          All           Except
   Nominees: Robert M. Hartnett,             [_]          [_]            [_]
   J. Michael Jenkins, M. Laird Koldyke,
   Gail A. Lozoff, John H. Muehlstein, Jr.
   and David G. Stanchak

   The Board recommends a vote "FOR" each of the nominees listed above.

   ----------------------------------------------------------------------------
   Nominee Exception


Should the undersigned be present and elect to vote at the Annual Meeting or at any adjournment or postponement thereof, and after notification to the Secretary of the Company at the Annual Meeting of the stockholder's decision to terminate this proxy, then the power of such proxies shall be deemed terminated and of no further force and effect. This proxy may also be revoked by filing a written notice of revocation with the Secretary of the Company or by duly executing a proxy bearing a later date.

The undersigned acknowledges receipt from the Company, prior to the execution of this proxy, of notice of the Annual Meeting, a Proxy Statement and the Company's Annual Report to Shareholders.

In their discretion, the proxies are authorized to vote on any other business that may come before the Annual Meeting or any adjournment or postponement thereof.

                                             Date: _______________________, 1998

                                 _______________________________________________
                                 Signature of Stockholder

                                 _______________________________________________
                                 Signature if held jointly

                                 Please sign exactly as your name(s) appear(s) on this card. When signing as attorney, executor, administrator, trustee or guardian, please give your full title. If shares are held jointly, each holder should sign.

--------------------------------------------------------------------------------
                             FOLD AND DETACH HERE
   PLEASE PROMPTLY COMPLETE, DATE, SIGN AND MAIL THIS PROXY IN THE ENCLOSED
                            POSTAGE-PAID ENVELOPE.